EXHIBIT 99

                                     CORNERSTONE PROPERTIES INC.
                                     126 East 56th Street
                                     New York, NY 10022
                                     (NYSE: CPP)





AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
Kevin Mahoney              Julie Gottlieb   Stephanie Mishra  Judith Sylk-Siegel
Vice President & Treasurer (General Info)   (Analyst Info)    (Media Info)
(212) 605-7142             (212) 661-8030   (415) 986-1591    (212) 661-8030


FOR IMMEDIATE RELEASE
January 5, 1998




CORNERSTONE PROPERTIES INC. ACQUIRES INTEREST IN BOSTON'S SIXTY STATE STREET BUILDING Announces Contract to Purchase Chicago Office Park in Its First UPREIT Transaction


New York, NEW YORK (January 5, 1998) -- Cornerstone Properties Inc. (NYSE: CPP) announced it completed the acquisition of a controlling interest in Sixty State Street, a premier office building located in downtown Boston, on December 31, 1997. The Company also announced that it has entered into a contract to acquire a Chicago office park, using UPREIT shares in a transaction for the first time. Cornerstone anticipates a closing date on the Chicago office property in late January.

Sixty State Street (Boston, Massachusetts)
Cornerstone purchased a participating second mortgage on Sixty State Street in Boston, Massachusetts for $131.5 million. An investment trust established for the benefit of the Marshall Field family in Chicago will remain as borrower under the first and second mortgages. The transaction was privately negotiated. Cornerstone's participating second leasehold mortgage on Sixty State Street is subordinate to an existing first mortgage in the amount of $78.5 million. Through the second mortgage, Cornerstone will assume primary responsibility for all operations and receive all of the residual economic benefits of the asset. Cornerstone will, therefore, account for the mortgage as an equity investment in real estate. The building is on a long-term ground lease that expires December 28, 2067, and has non-escalating ground rental payment of $398,000 annually.

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Sixty State Street is a premier  38-story office building in Boston's  Financial
District, adjoining Faneuil Hall and Quincy Market. The building, which is 99% occupied, contains 823,000 square feet of net rentable area. Anchor tenants include Hale & Dorr, The Pioneer Group, ITT-Sheraton and The Bay Tower Room & Club. Built in 1978 on a 1.35-acre site, the building has an underground parking facility capable of accommodating 215 vehicles.

John S. Moody, Chairman, Chief Executive Officer and President of Cornerstone Properties, commented, "We are delighted to add this very fine asset to the Cornerstone portfolio. It's a terrific property with a blue chip tenant roster that includes several of the most highly respected financial and legal firms in the city. The transaction presented an opportunity to gain control of one of Boston's preeminent Class A office buildings. This transaction is consistent with our strategy to be the owner of the highest-quality office portfolio in the public market and gives us an even stronger presence in the very attractive Boston real estate market."

Mr. Moody continued, "Furthermore, Sixty State Street's existing contract rents are approximately $7.00 per square foot below market rents, so the opportunity is there to achieve significant rental rate growth over time." Cornerstone Properties' other Boston assets include 125 Summer Street, 500 Boylston Street and 222 Berkeley Street.

Corporate 500 Centre (Deerfield, Illinois)
Cornerstone Properties also announced plans to purchase the 100% fee interest in Corporate 500 Centre in Deerfield, Illinois for $150 million, which is expected to close in late January. The Company plans to finance the acquisition with $20 million of UPREIT units, $50 million to be drawn from its acquisition credit facility with BT Alex Brown and Chase Manhattan Bank, and a new first mortgage in the amount of $80 million.

Corporate 500 Centre is one of Chicago's premier suburban office parks consisting of 679,000 square feet of net rentable area in a campus-style setting. The property was completed in two phases from 1986 to 1990, and is 99% occupied by 34 tenants. The largest 10 tenants are credit quality and occupy 70% of the complex. The three largest tenants are MMI Companies, Fortune Brands and Gaylord Container.

Mr. Moody commented, "We are excited at the prospect of adding this top-quality asset to our portfolio. Corporate 500 Centre commands premium rents and has a very stable base of high-quality credit tenants. Most of the current tenants have been in the building since the beginning, reflecting their commitment to the space and their continuing confidence in the property's quality. We believe the economic fundamentals of the Chicago real estate market are strong, and are eager to add to our portfolio in this region." Cornerstone Properties' other suburban Chicago asset is One Lincoln Centre, located in Oak Brook Terrace, Illinois.


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Cornerstone Properties Inc. is a self-administered equity real estate investment trust (REIT) investing exclusively in Class A quality office properties in prime locations in major metropolitan areas and central business districts. The Company, through its subsidiaries, currently owns 18 Class A quality office properties throughout the United States totaling 10.3 million rentable square feet. Headquartered in New York City, the Company's stock is traded on the New York Stock Exchange under the ticker symbol CPP.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, those detailed in the Company's registration statement and periodic reports filed with the Securities & Exchange Commission.

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          For more  information on Cornerstone  Properties via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol CPP or visit Cornerstone Properties' Web site at http://www.cstoneprop.com